As filed with the Securities and Exchange Commission on December 17, 1998
================================================================================
                                                    Registration No. 333-69077
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Pre-effective Amendment No. 1 to
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                                    DVI, INC.
             (Exact name of registrant as specified in its charter)


        Delaware                                         22-2722773
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                       Identification Number)


                                  500 Hyde Park
                         Doylestown, Pennsylvania 18901
                                 (215) 345-6600
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               MICHAEL A. O'HANLON
                                  500 Hyde Park
                         Doylestown, Pennsylvania 18901
                                 (215) 345-6600
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                               JOHN A. HEALY, ESQ.
                               Rogers & Wells LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 878-8281

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./_/
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./_/
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./_/


                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
     Title of Shares to be Registered          Amount to be     Proposed Maximum        Proposed Maximum             Amount of
                                                Registered       Offering Price        Aggregate Offering        Registration Fee
                                                                    Per Unit                 Price


=========================================== =================== ================== =========================== ====================
Common Stock, par value $.005 per share       400,000 shares      $17.40625 (1)          $6,962,500 (1)             $1,936 (1)(2)
=========================================== =================== ================== =========================== ====================


(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per unit, aggregate offering price and calculation of the registration fee is based on the average of the high and low prices of the Registrant's Common Stock reported in the consolidated reporting system of the New York Stock Exchange on December 14, 1998.
(2) Of this fee, the Company previously paid $426 to the Commission in connection with the initial filing of this Registration Statement on December 17, 1998.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to completion; Dated December 17, 1998)



                                    DVI, INC.



                         400,000 SHARES OF COMMON STOCK


                          ____________________________



 Shares of the Company's common stock are traded on the New York Stock Exchange under the symbol "DVI."



                          ____________________________





         The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 5.





     Stockholders of the Company are selling these shares of Common Stock. The Company will not receive any part of the proceeds from the sale by the stockholders.





     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.




     You should rely only on the information contained in, or incorporated by reference into, this Prospectus. The Company has not authorized any other person to provide you with different information. The Company is not making an offer of these shares in any location where the offer is not permitted.



                The date of this Prospectus is December__, 1998



                                                 TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..................2

THE COMPANY.................................................................3

RISK FACTORS................................................................4

USE OF PROCEEDS............................................................12


SELLING STOCKHOLDERS.......................................................12


PLAN OF DISTRIBUTION.......................................................13

EXPERTS....................................................................13

LEGAL MATTERS..............................................................13

PART II    INFORMATION NOT REQUIRED IN PROSPECTUS.........................14

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this offering memorandum as the
"Commission." You may read and copy any document that we file at the Commission's public reference rooms located at 450 First Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; at regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, New York, New York 10048. Our filings with the Commission are also available to the public at the Commission's web site at http://www.sec.gov. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the shares of Common Stock have been sold.

(i)  Our Annual Report on Form 10-K for our fiscal year ended June 30, 1998;
(ii) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and
(iii)The description of the Common Stock contained in our registration statement on Form 8-A (which we filed with the Commission on March 27, 1992) and the information in our prospectus contained in our registration statement on Form S-2 (dated May 14, 1992), together with any other documents filed with the Commission for the purpose of updating or otherwise amending that description after the date of this registration statement. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          DVI, Inc.
          500 Hyde Park
          Doylestown,  Pennsylvania  18901
          Attn:  Legal Department
          (215) 345-6600

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negatives of such words or variations thereon or comparable terminology. These forward-looking statements are subject to risks, uncertainties, and assumptions about the Company, including, among other things:

                  material adverse changes in economic conditions in the geographic areas where we finance equipment;

                   the possibility that difficulties may arise in integrating the operations of acquired businesses and forming and operating joint ventures;

                   competition from others;

                   changes in interest or currency exchange rates that limit our ability to generate new receivables and decrease our net interest margins;

                   increases in non-performing loans and credit losses;

                   our inability to access capital and financing on terms acceptable to us;

                   changes in any domestic or foreign governmental regulation affecting our ability to declare and pay dividends or the manner in which we conduct business;

                   adverse changes, or any announcement relating to a possible or contemplated adverse change, in the ratings obtained from any of the independent rating agencies relating to our debt securities or other financial instruments;

                   our ability and the ability of third parties with whom we have relationships to become year 2000 and euro compliant; and

                   other risk factors set forth under "Risk Factors."

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 _______________

                                   THE COMPANY

     General. We are an independent specialty finance company that provides asset-based financing to healthcare service providers. Our core businesses are medical equipment finance and medical receivables finance. We provide these services principally in the U.S. and, to a lesser extent, in Latin America, Europe, the U.K., Asia and Australia. As of September 30, 1998, our managed net financed assets and shareholders' equity were $1.4 billion and $177.6 million, respectively.

     We principally serve the financing needs of middle market healthcare service providers, such as outpatient healthcare providers, medical imaging centers, physician group practices, integrated healthcare delivery networks and hospitals. Many of our customers are entrepreneurial companies that have capitalized on trends affecting the healthcare delivery systems in the U.S. and other countries to build their businesses. As a result of these trends, our business has grown substantially. From June 30, 1995 to September 30, 1998, our managed net financed receivables portfolio increased 183% to approximately $1.4 billion from approximately $494.9 million.

  Medical Equipment Finance. Our medical equipment finance business operates by:

     providing financing directly to end users of diagnostic imaging and other sophisticated medical equipment;

     providing financing directly to end users of lower cost medical devices;

     providing domestic and international finance programs for vendors of diagnostic and other sophisticated medical equipment; and

     to  a  lesser  extent,   purchasing  medical  equipment  loans  and  leases
originated by regional leasing companies through a wholesale loan origination program.

     Our typical equipment loans for diagnostic, patient treatment and other sophisticated medical equipment (originated both domestically and internationally) range from $200,000 to $3.0 million, while equipment loans for lower cost medical devices range from $5,000 to $200,000. Virtually all of our equipment loans are structured so that the full cost of the equipment and all financing costs are repaid during the financing term, which typically is five years. Because most of our equipment loans are structured as notes secured by equipment or direct financing leases with a bargain purchase option, our exposure to residual asset value is limited; it was $24.9 million at September 30, 1998. At September 30, 1998, our managed portfolio of equipment financing loans was $1.2 billion.

     In recent years we have expanded our international business significantly. Internationally, we finance the purchase of diagnostic imaging and other sophisticated medical equipment by private clinics, diagnostic centers and hospitals. Our international business is focused on providing finance programs for equipment manufacturers doing business in Latin America, Europe, the U.K., Asia and Australia. We believe our presence in these regions enhances our relationships with certain medical equipment manufacturers and permits us to capitalize on the growing international markets for medical equipment financing. We view continued expansion of our relationships with medical equipment vendors and manufacturers as an integral component of our growth strategy and intend to continue to expand our medical equipment finance activities outside the U.S. We also believe that by helping vendors and manufacturers finance their customers' equipment purchases outside the U.S., we will encourage those vendors and manufacturers to increase the financing opportunities they refer to us within the U.S. At September 30, 1998, our managed portfolio of international equipment loans was $171.5 million.

     Medical Receivables Finance. Our medical receivables finance business operates by:

     providing lines of credit to a wide variety of healthcare providers; and

     offering  an   interest-only   revolving   line  of  credit  to   financial
intermediaries that purchase receivables from healthcare providers

     Substantially all of the lines of credit we provide are collateralized by third party medical receivables due from Medicare, Medicaid, health maintenance organizations, referred to as "HMOs," preferred provider organizations, referred to as "PPOs," commercial insurance companies and, to a limited extent, other healthcare service providers. We generally advance only 70% to 85% of our estimate of the net collectible value of the eligible receivables from third party payors. Clients continue to bill and collect the accounts receivable, subject to lockbox collection and sweep arrangements established for our benefit. We conduct extensive due diligence on our potential medical receivables clients for all of our financing programs and follow underwriting and credit policies in providing financing to customers. Our credit risk is mitigated by our ownership of or security interest in all receivables, eligible and ineligible. We also recently acquired a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables. Our medical receivables loans are structured as floating rate lines of credit. These lines of credit typically range in size from $1.0 million to $15.0 million; however, in certain circumstances, commitments ranging from $20.0 million to $40.0 million are also provided to financial intermediaries for purchasing receivables from healthcare providers. At September 30, 1998, our portfolio of medical receivables loans was $140.0 million.

     Additional Financing Services. As a result of management's belief that the long-term care and assisted care markets and emerging growth companies have been underserved by traditional financing sources, we established DVI Merchant Funding and DVI Private Capital, divisions of DVI Financial Services Inc., and recently acquired Third Coast Capital. Through DVI Merchant Funding, we provide fee-based advisory services such as private placement, loan syndication, interim real estate financing, mortgage loan placement and, to a lesser extent, mergers and acquisitions advisory services to our customers operating in the long-term care, assisted care and specialized hospital markets. Through DVI Private Capital, we provide subordinated debt financing to our traditional customer base and through Third Coast Capital, we provide asset-based financing, including lease lines of credit, to emerging growth companies.

     Credit Underwriting. We believe the credit underwriting process we use when originating loans is effective in managing risk. The process follows detailed procedures and benefits from our significant experience in evaluating the creditworthiness of potential borrowers. We also have been successful in resolving delinquencies. Our net charge-offs as a percentage of average managed net financed assets were 0.28%, 0.06% and 0.15% for the years ended June 30, 1996, 1997 and 1998, respectively, and were 0.29% for the period ended September 30, 1998 (annualized). Our delinquencies (greater than a period of 30 days) as a percentage of managed net financed assets at June 30, 1996, 1997 and 1998 were 4.3%, 3.6% and 6.9%, respectively, and were 7.2% at September 30, 1998.


                                  RISK FACTORS

     The common stock involves a significant degree of risk. Investors should carefully consider the risk factors described below together with all of the information set forth or incorporated by reference in this prospectus in determining whether or not to purchase any of the Common Stock.


Dependence on Warehouse Financing and Permanent Funding Programs

     In order to sustain the growth of our financing business, we depend upon funding from warehouse facilities until we are able to fund our equipment and other loans permanently. The funds we obtain through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, medical receivables and other collateral. We typically repay these borrowings with proceeds we receive when we permanently fund our equipment and other loans.

     At September 30, 1998, we had available an aggregate of approximately $543.0 million under various warehouse facilities, of which approximately $423.0 million was available for funding equipment loans and approximately $120.0 million was available for funding medical receivables loans. We can not give any assurance that this type of warehouse financing will continue to be available to us on acceptable terms. If we are unable to obtain such funds on acceptable terms, we will have to limit our equipment and other loan originations. This would have a material adverse effect on our financial condition and results of operations.

     Our principal form of permanent funding is securitization. Securitization is a process in which a pool of equipment loans is transferred to a special-purpose financing vehicle which issues notes to investors. Principal and interest on the notes issued to investors by the securitization subsidiary are paid from the cash flows produced by the loan pool, and the notes are secured by a pledge of the assets in the loan pool as well as by other collateral. In the securitizations we sponsor, equipment loans funded through the securitizations must be credit enhanced to receive an investment grade credit rating. In the securitizations we have sponsored to date, we have effectively been required to furnish credit enhancement equal to the difference between (i) the aggregate principal amount of the equipment loans we originated and transferred to our special-purpose finance subsidiary and the related costs of consummating the securitization and (ii) the net proceeds received in such securitizations.

     Our ability to complete securitizations and other structured finance transactions depends upon a number of factors, including:

                   general conditions in the credit markets;

                    the  size  and  liquidity  of the  market  for the  types of securities we may issue or place in securitizations; and

                   the overall performance of our loan portfolio.

     We do not have binding commitments from financial institutions or investment banks to provide permanent funding for our equipment or medical receivables loans. If for any reason we were unable to access the securitization markets, and/or obtain permanent funding for our equipment or other loans, we can not provide any assurance that our lenders would refinance or extend the terms of our warehouse facilities for a sufficient period of time for us to obtain permanent funding or at all. If our lenders did not refinance or extend the terms of our warehouse facilities, we could possibly be required to repay such facilities, the consequence of which would have a material adverse effect on our financial condition and results of operations.

Adverse Effect of Customer Defaults and Associated Credit Risk

     Many of our customers are outpatient healthcare providers. Loans to such customers require a high degree of credit analysis. In addition, we have entered the long-term care and assisted care submarkets and recently, have begun to provide asset-backed financing for emerging growth companies and subordinated debt financing to our traditional customer base, all of which require different types of credit analysis. Although we try to reduce our risk of default and credit losses through our underwriting practices, loan servicing procedures and the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund our equipment and other loans assume some or all of the risk of default by our customers), we remain exposed to potential losses resulting from a default by a customer. Customers' defaults could result in the following:

     require us to make certain payments under our warehouse facilities;

     in permanent equipment and other funding arrangements, require us to make payments to the extent of our remaining credit enhancement position;

     the loss of the cash or other collateral pledged as credit enhancement under our permanent equipment and other funding arrangements; or

     the loss of any remaining interest we may have kept in the underlying equipment.

     During the period beginning when we initially fund an equipment or other loan to when we fund the loan on a permanent basis, we are exposed to full recourse liability in the event of default by the borrower. While we have typically been able to permanently fund our equipment and other loans, we may not be able to permanently fund many of the loans in our international portfolio. While we are currently in the process of securing permanent funding for our international portfolio and are exploring opportunities to permanently fund our other financing services, with respect to such loans and services we may be subject to credit risk for a longer period of time. In some cases, this risk will extend for the life of the loans. In addition, the terms of securitizations and other types of structured finance transactions generally require us to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by us, even in transactions otherwise designated as non-recourse or limited recourse.

     Defaults by our customers could also adversely affect our ability to obtain additional financing in the future, including our ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by us in deciding whether and on what terms to make new loans. In addition, the credit rating agencies often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by us.

     Under our wholesale loan origination program, we purchase equipment loans from originators that generally do not have direct access to the securitization market as a source of permanent funding for their loans. Our Company does not work directly with the borrowers at the origination of these equipment loans and therefore is not directly involved in structuring the credits. As a result, we must independently verify credit information supplied by the originator. Accordingly, we face a somewhat higher degree of risk when we acquire loans under the wholesale loan origination program. During the twelve-month period ended June 30, 1998 and the three-month period ended September 30, 1998, loans purchased under the wholesale program constituted 13.7% and 6.5%, respectively, of the total domestic loans originated during such periods. We can not give any assurance that we will be able to avoid the credit risks related to wholesale loan origination.

Adverse Effect of Fluctuating Interest Rates

     When we borrow funds through warehouse facilities, we are exposed to certain risks caused by interest rate fluctuations. Although our equipment loans are structured and permanently funded on a fixed interest rate basis, we use warehouse facilities until permanent funding is obtained. Since the funds we borrow through warehouse facilities are on a floating interest rate basis, we use hedging techniques to protect our interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale. To manage our interest rate risk, we use derivative financial instruments such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps. We use these derivatives to manage certain components of interest rate risk including mismatches of the maturity of assets and liabilities on our balance sheet, hedging anticipated loan securitizations and sales and interest rate spread protection. However, we can not give any assurance that:

                   our hedging strategy or techniques will be effective;

                   our profitability  will not be adversely affected during any period of changes in interest rates; or

                   the costs of hedging will not exceed the benefits.

     A substantial and sustained increase in interest rates could adversely affect our ability to originate loans. In certain circumstances and for a variety of reasons, we may retain for an indefinite period certain of the equipment and other loans we originate. In such cases, our interest rate exposure may continue for a longer period of time.


Possible Adverse Consequences from Recent Growth

     In the past three years, we originated a significantly greater number of equipment, medical receivables and other loans than we did in previous years. As a result of this growth, our managed net financed asset portfolio grew from $494.9 million at June 30, 1995 to $1.4 billion at September 30, 1998. In light of this growth, the historical performance of our loan portfolio, including rates of credit loss, may not be useful in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans recently originated are not yet apparent.

     Since November 1997, we have provided private placement, loan syndication, interim real estate financing, mortgage loan placement, and, to a lesser extent, merger and acquisition advisory services to the healthcare industry. More recently, we have also begun to offer asset-based financing to emerging growth companies and subordinated debt financing to our traditional customer base. We have not provided these products and services previously. We can not give any assurance that we will be able to market these new products and services successfully or at all, or that if we are successful in marketing these products and services that the returns on such products and services will be consistent with our historical financial results.

Adverse Effect of a High Customer Concentration

     At September 30, 1998, approximately 10.6% of our managed net financed receivables were due from two of our customers and their respective affiliates, representing 6.3% and 4.3% of managed net financed receivables, respectively. As a result, we are subject to the risks and uncertainties of these two businesses and their respective affiliates. Adverse conditions affecting either of these entities could have a material adverse effect on our ability to collect the total amount of outstanding receivables from either of these customers. While our customer concentration has decreased as the number of our clients has increased over time, we can not give any assurance that such concentration will continue to decrease in the future.

Risks of International Operations; Currency Fluctuations

     The portion of our medical equipment loans originated outside the U.S. was 26.0% in the fiscal year ended June 30, 1998 and 15.2% in the three month period ended September 30, 1998. Because of our relationships with certain manufacturers of high-cost medical equipment who are conducting business and expanding internationally, we anticipate that equipment loans originated outside the U.S. will become a significant portion of our loan portfolio. With the continuing expansion of our international business, an increasing portion of our operations may continue to be subject to certain risks, including currency exchange risks and exchange controls and potential adverse tax consequences. These factors could have a material adverse effect on our financial condition and results of operations.

     The growth of our international business is significantly dependent on referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment we finance. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to us. These manufacturers are not contractually obligated to give these referrals or to provide credit support or assume first loss positions in connection with their referrals and we can not give any assurance that they will continue to do so. If for any reason we no longer received the benefits of these referrals or related credit support and assumptions of first loss positions, our international growth would be materially adversely affected.

     Our equipment loans are denominated in both U.S. dollars and foreign currencies. If denominated in U.S. dollars, our operating results are subject to fluctuation based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. We engage in hedging activities with respect to our foreign currency exposure and management is continuing to monitor our exposure to currency fluctuations and our hedging policies. However, we can not give any assurance that such hedging techniques will be successful.

     We are also subject to the adverse impact devaluation would have on our international customers' ability to make payments under equipment loans. Although we try to account for the risk of devaluation when originating our international equipment loans, we can not give any assurance that we will be successful.

     In Latin America, our equipment loans are subject to "transfer risks" where a foreign government may block foreign currencies from leaving the country during economic downturns. If a foreign government were to take any action to block foreign currencies from leaving its country, overseas creditors such as our Company would be unable to collect payments on their loans. Since all of our Latin American equipment loans are denominated in U.S. dollars, any transfer restrictions on foreign currencies would have a material adverse effect on our financial condition and results of operations.

Risks Related to the Medical Receivable Financing Business

     Our medical receivables financing business generally consists of providing loans to healthcare providers that are secured by their receivables. Receivables are paid by groups such as insurance companies, governmental programs and other healthcare providers. These loans may also be secured by other types of collateral. While we expect to focus on this business as a significant part of our growth strategy, we can not give any assurance that we will be able to expand this business successfully or avoid related liabilities or losses.

     The  following   describes  the  unique  risks   involved  in  the  medical
receivables financing business:

               Overstatements by healthcare providers of the quality and characteristics of their medical receivables, which we analyze in determining the amount of the line of credit to be secured by such receivables. After our determination has been made, healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect our ability to monitor the quality and/or performance of the related medical receivables.

               Technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims.

               Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing our rights in such payments.

               Payors may attempt to offset their payments to us against debts owed to the payors by the healthcare providers.

               As a lender whose position is secured by receivables, we are less likely to collect outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to operate its business.

               A borrower that defaults on obligations secured by medical receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans.

               A conflict of interest may arise when we act as servicer for an equipment-based securitization and originate medical receivables loans to borrowers whose equipment loans have been securitized.

               The fact that the use of structured finance transactions to fund medical receivables is a relatively new process may impair our efforts to develop suitable sources of funding.

     Although we believe we have structured our credit policies and lending practices to take into account these and other factors (including the recent acquisition of a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables), we can not give any assurance that we will not sustain credit losses in connection with our medical receivables financing business. We also can not give assurance that the medical receivables financing business will meet our growth expectations.

Failure to Comply with Government Regulations

     Our finance business is subject to numerous federal and state laws and regulations, which, among other things, may:

               require  that  we  obtain  and  maintain   certain  licenses  and
               qualifications;

               limit the interest rates, fees and other charges that we are allowed to collect;

               limit or prescribe certain other terms of our finance receivables arrangements with clients; and

               subject us to certain claims, defenses and rights of offset.

     Although we believe that we are currently in compliance with applicable statutes and regulations, we can not give any assurance that we will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Also, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect upon us.


Risks Associated with the Medical Equipment Market

     Many factors beyond our control affect the demand for our equipment financing services. In addition, to general economic conditions and fluctuations in supply and demand, the demand for medical equipment may also be negatively affected by reductions in reimbursement amounts paid to healthcare providers for their services from third-party payors such as insurance companies, government programs and other healthcare providers and increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. For the quarter ended September 30, 1998, financing for purchases of magnetic resonance imaging machines, commonly referred to as "MRI machines," accounted for approximately 13% (by dollar volume) of the total loans originated by us. Any substantial decrease in our loan originations for the purchase of MRI machines could have a material adverse effect on the Company.


Competition

     The business of financing medical equipment is highly competitive. We compete with equipment manufacturers that sell and finance sales of their own equipment, finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of our competitors have significantly greater financial and marketing resources than we do. In addition, the competition in the new markets recently targeted by our Company, specifically the medical device financing market and medical receivables financing market, may be greater than the levels of competition historically experienced by us.

     We believe that increased equipment loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and our high level of penetration in this market. We can not give any assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet our long-term growth objectives, we must increase our presence in our targeted markets for lower-cost medical devices and medical receivables financing businesses. To achieve this goal we may be required to reduce our margins to be competitive.

Dependence Upon Key Personnel

     Our ability to successfully continue our existing financing business, to expand into targeted markets and to develop our newer businesses depends upon our ability to retain the services of key management personnel. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect our Company. We can not give any assurance that we will be able to retain existing management personnel or attract additional qualified personnel.

Adverse Effect of Substantial Indebtedness and Leverage

     We have substantial outstanding indebtedness and are highly leveraged. As of September 30, 1998, we (including our consolidated subsidiaries) had total debt of $679.3 million, of which $414.5 million was full recourse debt and $264.8 million was limited recourse debt. Of the $679.3 million of total debt,

$456.5 million was long-term debt and $222.8 million was short-term debt. We have substantial debt service requirements. Our ability to repay indebtedness will depend upon future operating performance. Future operating performance depends upon the performance of our loan portfolio, the success of our business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors. Many of these factors are beyond our control. The degree to which we are leveraged may also impair our ability to obtain additional financing on acceptable terms. In addition, the indenture related to our Senior Notes due 2004 restricts our ability to obtain non-warehouse or limited recourse debt which may also limit our ability to refinance existing indebtedness.

Ability to Service Debt; Negative Cash Flows and Capital Need

     Although we believe that cash available from operations and financing activities will be sufficient to enable us to make required interest payments on our debt, we can not give any assurance that we will always be able to do so. We may encounter liquidity problems which could affect our ability to meet our payment obligations while attempting to withstand competitive pressures or adverse economic conditions.

     We expect to continue to operate on a negative cash flow basis as the volume of our loan purchases and originations increases and our securitization program grows. Our primary cash requirements include the funding of:

               loan originations and purchases pending their securitization and sale;

               fees and expenses incurred in connection with the securitization of loans;

               loan originations in connection with our new financing services, for which permanent sources of funding are still being developed;

               credit enhancement requirements in connection with the securitization and sale of the loans, which include cash deposits, the funding of subordinated tranches, and/or the pledge of additional equipment or other loans that are funded with our capital;

               ongoing administrative and other operating expenses;

               interest and principal payments under our warehouse facilities and other indebtedness; and

               delinquent accounts, as generally required by the terms of securitizations.

     In the future, we expect our primary sources of liquidity to be existing cash fundings under our warehouse facilities, sales of loans through securitizations and other permanent fundings, new sources of permanent funding which are being developed for loan originations in connection with our new financing services, the net proceeds from the sale of further issuances of debt or equity.

     We believe these sources will be sufficient to fund our liquidity requirements for at least the next 12 months if our future operations are consistent with management's current growth expectations. However, because we expect to continue to operate on a negative cash flow basis for the foreseeable future, we will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We can not give any assurance that any of these sources will be available at any given time or that they will be available on favorable terms.

Year 2000 Concerns

     We believe, based on discussions with our current systems vendors, that our software applications and operational programs will properly recognize calendar dates beginning in the year 2000. We have completed an assessment of our hardware and software systems, as well as other systems such as security systems and elevators. Based on these assessments, the only remediation that we have found necessary are several software packages that need to be upgraded through "off-the-shelf" releases. The upgrades will be applied during the first quarter of calendar 1999 and testing will be completed shortly thereafter. Since we have no major investment in "custom" programming requiring extensive reprogramming, we do not anticipate the need to hire year 2000 solution providers or programmers to rewrite custom code at this time.

     The software upgrades mentioned above are part of our standard maintenance, the cost of which is already covered by our ordinary software contracts and will not require the incurrence of any additional expense. At this time, we anticipate that our exposure to year 2000 compliance issues will be minimal.

     Our medical receivables finance business is dependent on the successful receipt of receivables from third party payors such as Medicare and Medicaid. Any failure of third party payors to become year 2000 compliant may result in the inability to collect medical receivables in a timely manner or at all. This could have a material adverse effect on our medical receivables finance business. We are currently unaware of any other relationships with third parties which will have a material effect on our year 2000 issues. However, we can not provide any assurance regarding a third party's ability to become year 2000 compliant.

     We have begun to identify different scenarios, including year 2000 readiness, that would cause a business interruption. Contingency plans are being developed to resolve the most reasonably likely scenarios. Based on current information, we believe that the year 2000 issue will not pose significant operational problems to us.

                                 USE OF PROCEEDS

     The Company will receive no portion of the proceeds of the sale of the shares of Common Stock offered by this prospectus.

                              SELLING STOCKHOLDERS


     The Selling Stockholders listed in the chart below acquired the shares of Common Stock offered by this prospectus (referred to as the Shares) in connection with the Company's acquisition of MEF Corp. in January 1993. Under the terms of the original purchase agreement, the Company acquired all the outstanding shares of MEF Corp. from MEFC Partners L.P., a Delaware limited partnership which was owned or controlled by the Selling Stockholders for a purchase price that was payable before October 15, 1998 in cash or Common Stock, as elected by the Company. As initially structured, the purchase price was to be determined as a percentage of the after-tax earnings of the division of the Company, representing the former MEF Corp., during the sixty-six month period following the date of acquisition. However, due to the integration of former MEF Corp. personnel and business relationships into the Company's business, the concept of segregating the earnings of the "MEF Corp. Division" as contemplated by the original purchase agreement became increasingly uncertain and impractical. As a result, based on negotiations between the Company and MEFC Partners, L.P., the purchase price of MEF Corp. was set at 400,000 shares of the Company's Common Stock, pursuant to the terms of an amendment to the original purchase agreement, in lieu of the original purchase price.

     The table below sets forth with respect to each Selling Stockholder: (1) his former affiliation with the Company, (2) the aggregate number of shares of Common Stock owned by him prior to the offering made by this prospectus; (3) the number of shares of Common Stock received by him in connection with the MEF Corp. purchase agreement; (4) the maximum number of shares that he may offer and sell pursuant to this prospectus; and (5) the number of shares (and percentage of the outstanding shares) of Common Stock owned by him after the offering made by this prospectus. Shares of Common Stock described under (2) and (5) above may not be offered or sold pursuant to this prospectus.




              Name            Material                           Number of Shares      Maximum      Number of Shares
                         Relationship With    Number of Shares   of Common Stock     Number of    (and Percentage of
                              Company          of Common Stock       Received        Shares that      Outstanding
                               During             Beneficially      Pursuant to the      May Be           Shares)
                               Previous             Owned            Agreement         Offered      of Common Stock
                            Three Years         Before Offering                         Hereby            to be
                                                                                                   Beneficially Owned
                                                                                                     After Offering






 Michael A. O'Hanlon    Chief Executive            132,000            132,000          132,000        297,308 (2%)
                        Officer
                        Former Vice                88,000             88,000           88,000              *
 Dominic A. Gugliegmi   President
 Mark H. Idzerda                                   80,000             80,000           80,000              *
                        President, DVI
                        Business Credit
                        Corp.
                        Former Salesman            12,500             12,500           12,500              *
 Louis A. D'Esposita
 Janice M. Costa                                   12,500             12,500           12,500              *
                        Administrative
                        Assistant
                        Vice President             12,500             12,500           12,500              *
 Raymond D. Fear
                                                   12,500             12,500           12,500              *
 Joan R. Ranieri        Former
                        Administrative
                        Assistant
                        Vice President             12,500             12,500           12,500              *
 Stephen J.
 Jasiukiewicz
                        Salesman                   12,500             12,500           12,500              *
 Clay R. Stevens
                        Salesman                   12,500             12,500           12,500              *
 Paul N. Cote
                        Salesman                   12,500             12,500           12,500              *
 James V. Seiferth



*    Less than 1%.

                                        12


                              PLAN OF DISTRIBUTION


     It is anticipated that each Selling Stockholder will offer his shares for sale at the prices prevailing on the New York Stock Exchange (or other principal market on which their shares are then traded) on the date of sale. Each Selling
Stockholder also may sell his shares privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriters of the Shares as of the date hereof.
All costs, expenses and fees incurred in connection with the registration of these shares, including, but not limited to, all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants, are being paid by the Company, but all selling and other expenses incurred by each Selling Stockholder will be paid by him.

     Each Selling Stockholder, and the brokers through whom the sales of his shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, any profits realized by a Selling Stockholder or such brokers on the sale of their shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling
Stockholders and any brokers through whom sales of shares are made against certain liabilities, including liabilities under the Securities Act.


                                     EXPERTS

     The financial statements and the related financial statement schedules included and incorporated in this Prospectus and elsewhere in the Registration
Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1998, as amended, have been audited by Deloitte & Touche
LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS
     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rogers & Wells LLP, 200 Park Avenue, New York, New York
10166.



                                        13

                                     Part II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution


         Registration Fee......................................$        1,936
         Printing and Engraving................................         1,000
         Accounting Fees.......................................         5,000
         Legal Fees and Expenses...............................        15,000
         Blue Sky Fees and Expenses............................         1,000
         Miscellaneous Fees and Expenses....................            8,000
         Total ................................................  $     31,936



Item 15.  Indemnification of Directors and Officers

     Section 145(a) of the General Corporation Law of the State of Delaware, referred to as the "General Corporation Law," provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative
(other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

     The Company's By-laws require the Company to indemnify each of its directors, officers and employees to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of his service to the Company or to other organizations at the Company's request.

     The Company has agreed to indemnify the Selling Stockholder and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.

Item 16.  Exhibits

(a)      Exhibits


         3.1*      Certificate of Incorporation of the Company
         3.2*      By-Laws of the Company
         4.1*      Specimen of stock certificate for DVI's Common Stock
         5.1**     Opinion of Rogers & Wells LLP
         10.1***   Stock  Purchase  Agreement  dated as of  January 6, 1993,
                   between  DVI Health  Services Corporation and MEFC
                   Partners L.P., referred to as the MEFC Agreement
         10.2***   Amendment No. 1 to the MEFC Agreement
         23.1**    Consent of Rogers & Wells LLP
                    (included in Exhibit 5.1)
         23.2**    Consent of Deloitte & Touche LLP
         24.1      Power of Attorney (see the  signature  page of the initial filing of this  Registration Statement)
______________
*        Filed as an Exhibit to the Company's  Registration  Statement on
         Form S-3  (Registration No. 33-84604) and incorporated herein by reference.
**       Filed herewith.
***      Filed as an exhibit to the Companys Registration  Statement on Form
         S-1  (Registration No. 33-60547) and incorporated herein by reference.



                                        14

(b)      Financial Statements

         Inapplicable.


Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

     The  undersigned   registrant  hereby  undertakes  that,  for  purposes  of
determining  any liability  under the Securities Act of 1933, each filing of the registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Securities  Exchange  Act of  1934  that is  incorporated  by  reference  in the registration  statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation, By-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        15





                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, Commonwealth of Pennsylvania on December
17, 1998.


                                           DVI, INC.


                                           By:/s/  Michael A. O'Hanlon
                                               Name:  Michael A. O'Hanlon
                                               Title:   Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                 Signature                                      Title                             Date

/s/  MICHAEL A. O'HANLON                          Chief Executive Officer,                  December 17, 1998
           MICHAEL A. O'HANLON                    President and Director

/s/  STEVEN R. GARFINKEL                         Senior Vice President and Chief           December 17, 1998
           STEVEN R. GARFINKEL                    Financial Officer
                                                  (Principal Financial Officer)

/s/  JOHN P. BOYLE                               Vice President and Chief                  December 17, 1998
     JOHN P. BOYLE                                Accounting Officer
                                                  (Principal Accounting Officer)

                                                  Director                                  December __, 1998

GERALD L. COHN

/s/  WILLIAM S. GOLDBERG*                         Director                                  December 17, 1998
           WILLIAM S. GOLDBERG

                                                  Director                                  December __, 1998
_____________________________
      JOHN E. McHUGH

/s/    NATHAN SHAPIRO*                            Director                                  December 17, 1998
       NATHAN SHAPIRO

/s/    HARRY T.J. ROBERTS*                        Director                                  December 17, 1998
       HARRY T.J. ROBERTS

By: /s/  Steven R. Garfinkel
       Steven R. Garfinkel
       Attorney-in-Fact



                                  EXHIBIT INDEX


           Exhibit No.                             Description

3.1*                         Certificate of Incorporation of the Company
3.2*                         By-Laws of the Company
4.1*                         Specimen of stock certificate for DVIs Common
                             Stock, par value $.005 per share
5.1**                        Opinion of Rogers & Wells
10.1***                      Stock Purchase Agreement dated as of January 6,
                             1993, between DVI Health Services
                             Corporation and MEFC Partners L.P., referred to as
                             the MEFC Agreement
10.2***                      Amendment No. 1 to the MEFC Agreement
23.1**                       Consent of Rogers & Wells LLP
                              (included in Exhibit 5.1)
23.2**                       Consent of Deloitte & Touche LLP
24.1                         Power of Attorney (see signature page)

_____________
*        Filed as an Exhibit to the Companys  Registration  Statement on
         Form S-3 (Registration No. 33-84604) and incorporated herein by reference.
**       Filed herewith.
*** Filed as an exhibit to the Companys Registration Statement on Form S-1 (Registration No. 33-60547) and incorporated herein by reference.

                                                                 EXHIBIT 5.1


                               ROGERS & WELLS LLP
                     200 park avenue new york, ny 10166-0153
                  telephone 212.878.8000 facsimile 212.878.8375




December 17, 1998


DVI, Inc.
500 Hyde Park
Doylestown, Pennsylvania 18901

Re:      Registration Statement on Form S-3


Ladies and Gentlemen:


     We have acted as special counsel for DVI, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of 400,000 shares (the "Offered Shares") of the Companys common stock, par value $.005 per share (the "Common Stock"), to be offered from time to time by a stockholder (the "Selling Stockholder") of the Company.


     In rendering the opinion expressed herein, we have examined the Registration Statement in the form to be filed with the Commission on or about the date hereof. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary, including the Certificate of Incorporation and By-laws of the Company, and the corporate proceedings of the Company relating to the authorization and issuance of the Offered Shares. As to the factual matters relevant to the opinions set forth below we have, with your permission, relied upon certificates of officers of the Company and public officials.

     Based upon the foregoing and on such examination of law as we have deemed necessary, we are of the opinion that the Common Stock has been duly authorized and validly issued to the Selling Stockholder by the Company and, when issued and sold by the Selling Stockholder in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,


/s/ Rogers & Wells LLP

                                                                 EXHIBIT 23.2


                        CONSENT OF DELOITTE & TOUCHE LLP




INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-3 dated December 17, 1998, of DVI, Inc., of our report dated August 7, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K of DVI, Inc. for the year ended June 30, 1998, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Parsippany, New Jersey


December 17, 1998




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